Exhibit 99.1

Inergy Reports Fiscal 2010 Results and Issues 2011 Guidance

Adjusted EBITDA Increases 10% Over Prior Year

********************

Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (November 29, 2010) – Inergy, L.P. (NYSE:NRGY) today reported record results of operations for the fiscal fourth quarter and year ended September 30, 2010.

Inergy, L.P. (“Inergy”) reported Adjusted EBITDA of $325.6 million for the year ended September 30, 2010, an increase of $28.8 million, or approximately 10%, from $296.8 million for the year ended September 30, 2009. Net income, excluding certain items as discussed below, was $58.5 million for the year ended September 30, 2010, or a loss of $0.21 per diluted limited partner unit after the managing general partner income allocation of $71.8 million, and $108.0 million or $1.06 per diluted limited partner unit in fiscal 2009. A table reconciling Adjusted EBITDA to Net Income for the three and twelve months ended September 30, 2010, appears below.

Distributable cash flow was $229.6 million for the year ended September 30, 2010, compared to $221.7 million in fiscal 2009, an increase of $7.9 million, or approximately 4%.

“We have accomplished much in 2010 to position the Company for future growth and development,” said John Sherman, President and CEO of Inergy. “Our recent capital structure simplification eliminated the incentive distribution rights and lowered our cost of capital, resulting in a single streamlined entity with a larger balance sheet. The Tres Palacios natural gas storage acquisition puts us on the map as a major player in that sector with significant further growth potential. We expect that these strategic transactions will reposition the Company to deliver the consistent long-term financial results our investors expect. I would like to thank all of our employees for their focused execution in a challenging operating environment, and I look forward to executing on our objectives in the coming years.”

Recent Events

As previously announced, Inergy is pleased to report the following recent events:

•

On October 8, 2010, the Board of Directors of Inergy’s managing general partner declared Inergy’s quarterly cash distribution of $0.705 per limited partner unit ($2.82 annually) for the quarter ended September 30, 2010. This represents an approximate 4% increase over the distribution for the same quarter of the prior year. The distribution was paid on October 29, 2010.

•

On October 15, 2010, Inergy completed the acquisition of Tres Palacios Gas Storage, LLC, the owner and operator of a high deliverability, salt dome natural gas storage facility with approximately 38.4 bcf of working gas capacity (Caverns 1-3) located in Matagorda County, Texas (“Tres Palacios”). Tres Palacios is expandable by an additional 9.5 bcf of working gas capacity which is expected to be placed in service by or before 2014 (Cavern 4). Located approximately 100 miles southwest of Houston, Tres Palacios is currently connected to a total of ten intrastate and interstate pipelines offering connectivity to multiple demand markets including the Houston and San Antonio metropolitan areas and the broader Texas markets as well as markets in the Northeast, Midwest, Southeast, Florida, and Mid-Atlantic United States and Mexico.

•

On November 5, 2010, as part of a plan to simplify the capital structure (the “Simplification Transaction”), Inergy, Inergy Holdings, L.P. (“Holdings”) and certain other parties thereto closed on the agreement and plan of merger as amended and restated on September 3, 2010. In connection with the Simplification Transaction, Inergy’s incentive distribution rights, all of which were held by Holdings, were cancelled; and Inergy acquired the approximate 0.6% economic general partner interest that was held by our non-managing general partner. Upon completion of the Simplification Transaction, the holders of Holdings common units (the “Holdings unitholders”) received 0.77 Inergy common units for each Holdings common unit that they own in a tax free exchange. Inergy issued approximately 35.2 million new common units in connection with the Simplification Transaction. Inergy also issued 11,568,560 Class B Units to certain members of senior management of Holdings’ general partner and other beneficial owners of Holdings common units in lieu of issuing them an equivalent number of common units. The Class B Units will not receive cash distributions but instead will receive distributions of additional Class B Units. The Class B units will convert automatically into Inergy common units on a one-for-one basis in two tranches over a two-year period.

•

On November 19, 2010, Inergy announced the acquisition of the propane assets of Pennington Energy Corporation (“Pennington”), headquartered in Morenci, Michigan. Pennington currently delivers propane to nearly 14,800 customers from seven customer service centers in northwest Ohio and southeast Michigan; and in a separate transaction, Inergy announced the acquisition of the propane operating assets of Schenck Gas Services, LLC, located in East Hampton, New York.

Fiscal Year-End Results

For the year ended September 30, 2010, there were 340.2 million retail propane gallons sold compared to 310.0 million gallons sold in fiscal 2009. Retail propane gross profit, excluding certain non-cash items as discussed below, was $381.8 million for the year ended September 30, 2010, compared to $364.5 million for the year ended September 30, 2009. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other, was $108.1 million in the year ended September 30, 2010, compared to $108.3 million in fiscal 2009.

Gross profit from midstream operations increased to $129.2 million for the year ended September 30, 2010, from $102.3 million in fiscal 2009.

For the year ended September 30, 2010, operating and administrative expenses increased to $309.0 million compared to $279.6 million in fiscal 2009.

Exclusions from net income discussed above in the second paragraph of the first page included a loss of $11.5 million and $5.2 million on the disposal of excess property, plant, and equipment during the years ended September 30, 2010 and 2009, respectively. Also excluded from net income and gross profit discussed above was a non-cash gain of $1.0 million and a non-cash charge of $1.4 million during the years ended September 30, 2010 and 2009, respectively, resulting from the derivative contracts associated with retail propane fixed price sales.

Quarterly Results

Inergy reported Adjusted EBITDA of $30.1 million for the quarter ended September 30, 2010, an increase of $6.7 million, or approximately 29%, from $23.4 million for the quarter ended September 30, 2009. Net loss, excluding certain items as discussed below, was $(45.6) million for the quarter ended September 30, 2010, or $(0.97) per diluted limited partner unit, and $(31.8) million or $(0.79) per diluted limited partner unit in the same quarter of last year. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly loss in its fourth fiscal quarter.

In the quarter ended September 30, 2010, retail propane gallon sales were 45.5 million gallons compared to 39.0 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding certain non-cash items as discussed below, was $45.2 million for the quarter ended September 30, 2010, compared to $41.4 million for the quarter ended September 30, 2009. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other, was $21.3 million in the quarter ended September 30, 2010, compared to $19.0 million for the same quarter in the prior year.

Gross profit from midstream operations increased to $33.9 million for the quarter ended September 30, 2010, from $29.5 million for the same quarter in the prior year.

For the quarter ended September 30, 2010, operating and administrative expenses increased to $78.8 million compared to $67.0 million for the same quarter in the prior year.

Exclusions from net loss discussed above included a loss of $5.7 million and $1.1 million on the disposal of excess property, plant, and equipment during the three months ended September 30, 2010 and 2009, respectively. Also excluded from net loss and gross profit discussed above was a non-cash gain of $0.3 million and $0.1 million during the three months ended September 30, 2010 and 2009, respectively, resulting from the derivative contracts associated with retail propane fixed price sales.

Fiscal 2011 Guidance

Inergy also announces its Adjusted EBITDA guidance range for the full fiscal year ended September 30, 2011, of $410 million to $435 million. Inergy also expects capital expenditures associated with its previously disclosed midstream expansion projects to approximate a range from $275 to $300 million in 2011. A table reconciling Adjusted EBITDA to Net Income for the forecasted period and supplemental guidance information appears below.

Inergy, L.P. will conduct a live conference call and internet webcast today, November 29, 2010, to discuss results of operations for the fourth quarter and fiscal year end and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 25829834.

About Inergy, L.P.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves over 700,000 retail customers from over 350 customer service centers throughout the United States. The Company also operates a natural gas storage business; a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada; and a solution-mining and salt production company.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes, plus net interest expense and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed-price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction. Item 7 to the Partnership’s Annual Report on Form 10-K provides a historical reconciliation of net income and cash provided by operations to EBITDA and Adjusted EBITDA.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements such as Inergy’s fiscal 2011 guidance, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended September 30, 2010 and 2009

(in millions, except per unit data)

	Three Months Ended September 30,		Year Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Propane	$180.8	$135.8	$1,272.4	$1,124.4
Other	120.8	95.7	513.6	446.2

	301.6	231.5	1,786.0	1,570.6

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	129.1	89.3	862.9	737.4
Other	71.8	52.2	303.0	259.5

	200.9	141.5	1,165.9	996.9

Gross profit	100.7	90.0	620.1	573.7

Expenses:
Operating and administrative	78.8	67.0	309.0	279.6
Depreciation and amortization	44.1	36.5	161.8	115.8
Loss on disposal of assets	5.7	1.1	11.5	5.2

Operating income (loss)	(27.9)	(14.6)	137.8	173.1

Other income (expense):
Interest expense, net	(24.1)	(17.6)	(91.0)	(69.7)
Other income	1.1	0.1	2.0	0.1

Income (loss) before income taxes	(50.9)	(32.1)	48.8	103.5
Provision for income taxes	0.1	0.3	0.1	0.7

Net income (loss)	(51.0)	(32.4)	48.7	102.8
Net income attributable to non-controlling partners in ASC’s consolidated net income	—	0.4	0.7	1.4

Net income (loss) attributable to partners	$(51.0)	$(32.8)	$48.0	$101.4

Partners’ interest information:
Non-managing general partner and affiliates interest in net income	$20.3	$13.9	$71.8	$50.9

Total limited partners’ interest in net income (loss)	$(71.3)	$(46.7)	$(23.8)	$50.5

Net income (loss) per limited partner unit:
Basic	$(1.04)	$(0.81)	$(0.37)	$0.93

Diluted	$(1.04)	$(0.81)	$(0.37)	$0.93

Weighted average limited partners’ units outstanding (in thousands):
Basic	68,210	57,881	64,533	54,036

Diluted	68,210	57,881	64,533	54,063

	Three Months Ended September 30,		Year Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Supplemental Information:
Retail gallons sold	45.5	39.0	340.2	310.0

Cash and cash equivalents			$144.3	$11.6

Outstanding debt:
Working capital facility			$—	$27.2
General partnership facility			—	—
Senior unsecured notes			1,650.0	1,050.0
Fair value hedge adjustment on senior unsecured notes			—	5.6
Swap premium			7.6	—
Net bond discount (e) (g)			(13.2)	(16.4)
ASC credit agreement			—	8.3
Other debt			21.8	18.6

Total debt			$1,666.2	$1,093.3

Total partners’ capital			$1,189.3	$803.7

EBITDA:
Net income (loss) attributable to partners	$(51.0)	$(32.8)	$48.0	$101.4
Interest of non-controlling partners in ASC’s consolidated ITDA (f)	—	(0.1)	(0.2)	(0.5)
Interest expense, net	24.1	17.6	91.0	69.7
Provision for income taxes	0.1	0.3	0.1	0.7
Depreciation and amortization	44.1	36.5	161.8	115.8

EBITDA (a)	$17.3	$21.5	$300.7	$287.1
Non-cash (gain) loss on derivative contracts	(0.3)	(0.1)	(1.0)	1.4
Long-term incentive and equity compensation expense	6.0	0.9	10.9	3.1
Loss on disposal of assets	5.7	1.1	11.5	5.2
Transaction costs	1.4	—	3.5	—

Adjusted EBITDA (a)	$30.1	$23.4	$325.6	$296.8

Distributable cash flow:
Adjusted EBITDA	$30.1	$23.4	$325.6	$296.8
Cash interest expense (b)	(22.7)	(16.7)	(86.0)	(66.4)
Maintenance capital expenditures (c)	(2.8)	(2.9)	(9.9)	(8.0)
Provision for income taxes	(0.1)	(0.3)	(0.1)	(0.7)

Distributable cash flow (d)	$4.5	$3.5	$229.6	$221.7

EBITDA:
Net cash provided by operating activities	$33.7	$30.2	$175.3	$239.4
Net changes in working capital balances	(31.1)	(21.9)	61.6	(3.6)
Provision for doubtful accounts	(0.7)	(0.5)	(2.8)	(3.7)
Amortization of deferred financing costs and net bond discount	(1.9)	(1.7)	(7.3)	(5.2)
Unit-based compensation charges	(1.2)	(0.9)	(4.8)	(3.1)
Loss on disposal of assets	(5.7)	(1.1)	(11.5)	(5.2)
Interest of non-controlling partners in ASC’s consolidated EBITDA	—	(0.5)	(0.9)	(1.9)
Interest expense, net	24.1	17.6	91.0	69.7
Provision for income taxes	0.1	0.3	0.1	0.7

EBITDA (a)	$17.3	$21.5	$300.7	$287.1
Non-cash (gain) loss on derivative contracts	(0.3)	(0.1)	(1.0)	1.4
Long-term incentive and equity compensation expense	6.0	0.9	10.9	3.1
Loss on disposal of assets	5.7	1.1	11.5	5.2
Transaction costs	1.4	—	3.5	—

Adjusted EBITDA (a)	$30.1	$23.4	$325.6	$296.8

(a)

EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.
(e)	In April 2008, Inergy announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.
(f)	ITDA – Interest, taxes, depreciation and amortization.
(g)

In February 2009, Inergy closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8  3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount will be amortized on a non-cash basis over the term of the senior notes.

Inergy, L.P.

Reconciliation of Forecast Net Income to Adjusted EBITDA

Fiscal Year Ended September 30, 2011

(in millions)

	Low	High
Net income (a)	$85	$88
Interest expense (a) (b)	135	144
Depreciation and amortization (a)(c)	189	202
Income taxes (a)	1	1

Adjusted EBITDA (a)	$410	$435

Maintenance capital expenditures	$8	$10

Common Units Outstanding (d)	109	109

(a)

Earnings guidance is based upon various forward-looking assumptions made by the management of Inergy. While Inergy believes that these assumptions are reasonable, it can give no assurance that such results will materialize. Estimates exclude any one-time or non-recurring charges that may occur. Adjusted EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization and excludes (i) non-cash gains or losses on derivatives associated with fixed price sales to retail propane customers, (ii) long-term incentive and equity compensation charges, (iii) gains or losses on disposals of assets, and (iv) transaction costs, as disclosed in Inergy, L.P.’s SEC filings.

(b)

Estimate includes approximately $6.5 million of non-cash amortization of deferred financing costs and is based upon our outstanding indebtedness including the indebtedness from all acquisitions to date.

(c)	Depreciation and amortization are based upon certain preliminary purchase price allocations and may be subject to change.
(d)

Excludes 11.6 million of Class B limited partner units which are not entitled to receive cash distributions until converted to common units (payment in kind units). The Class B units convert to common units on a one-for-one basis over a two year period.

Supplemental Information Table

Supplemental Guidance Information

Fiscal Year Ended September 30, 2011

(in millions)

	Low	High

Retail Gallon Sales	349	366

Retail Propane Gross Profit	$402	$423
Other Propane Operations Gross Profit	112	118
Total Midstream Gross Profit	220	231

Total Gross Profit	$734	$772

Operating Expenditures	$324	$337

Adjusted EBITDA	$410	$435

Note: The above figures supplement Inergy’s annual guidance and should only be used as guidelines in connection with the annual guidance issued. While Inergy believes that these assumptions are reasonable, it can give no assurance that such results will materialize.